Exhibit 1.01

TAT Technologies Ltd.
Conflict Minerals Report
For The Year Ended December 31, 2018

This report for the year ended December 31, 2018 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to Conflict Minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals that are necessary to the functionality or production of their products. Conflict Minerals are defined as tin, tantalum, tungsten, and gold ("3TG") for the purposes of this assessment. These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund, directly or indirectly, or benefit armed conflict in the affected regions as defined per the Rule, i.e. the DRC and the adjoining countries ("Covered Countries")..

If a registrant cannot establish with absolute certainty that the Conflict Minerals originated from sources other the DRC and the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals that are necessary to the production or functionality of their products, or if they cannot determine whether the necessary Conflict Minerals originate solely from recycled or scrap sources, the registrant must submit a Form SD that describes the Reasonable Country of Origin Inquiry ("RCOI") that was conducted. Furthermore, the registrant must also exercise due diligence on the Conflict Minerals' source and chain of custody and must annually submit a Conflict Minerals Report ("CMR") to the SEC that includes a description of those due diligence measures.

1. Company Overview

This report has been prepared by the management of TAT Technologies Ltd. (herein referred to as “TAT” the “Company,” “we,” “us,” or “our”). The information includes the activities of all relevant subsidiaries that are required to be consolidated.

TAT Technologies Ltd. is a leading provider of services and products to the commercial and military aerospace and ground defense industries. TAT operates under four segments: (i) OEM of heat transfer solutions and aviation accessories; (ii) MRO services for heat transfer components and OEM of heat transfer solutions; (iii) MRO services for aviation components; and (iv) overhaul and coating of jet engine components.

TAT’s activities in the area of OEM of heat transfer solutions and aviation accessories through its Gedera facility primarily include the design, development and manufacture of (i) a broad range of heat transfer solutions, such as pre-coolers heat exchangers and oil/fuel hydraulic heat exchangers, used in mechanical and electronic systems on board commercial, military and business aircraft; (ii) environmental control and power electronics cooling systems installed on board aircraft and ground applications; and (iii) a variety of other mechanical aircraft accessories and systems such as pumps, valves, and turbine power units.

TAT’s activities in the area of MRO and OEM of heat transfer solutions include the MRO of heat transfer components and to a lesser extent, the manufacturing of certain heat transfer solutions. TAT’s Limco subsidiary operates an FAA-certified repair station, which provides heat transfer MRO services for airlines, air cargo carriers, maintenance service centers and the military.

TAT’s activities in the area of MRO services for aviation components include the MRO of APUs, landing gears and other aircraft components. TAT’s Piedmont subsidiary operates an FAA-certified repair station, which provides aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military.

TAT’s activities in the area of jet engine overhaul through its Turbochrome facility includes the overhaul and coating of jet engine components, including turbine vanes and blades, fan blades, variable inlet guide vanes and afterburner flaps.

2. Products Overview

TAT is principally engaged in the following activities:

•	Design, development, manufacture and sale of a broad range of heat transfer equipment and solutions;

•	Remanufacture, overhaul and repair of heat transfer equipment;

•	Maintenance, repair and overhaul of auxiliary power units, landing gears and related components;

•	Design, development and manufacture of aviation and flow control accessories including fuel components, secondary power systems, and various instrumentation and electronic assemblies; and

•	Design, development and manufacture of environmental control and cooling systems.

•	Overhaul and coating of jet engine components

The products developed, repaired, and maintained by TAT are primarily used for airborne systems on commercial and military aircrafts as well as for defense ground systems. The principal markets of TAT are in Israel, Europe and the United States.

Based on TAT's internal assessment that included a review of all company products in order to identify the products that may include the relevant minerals, the Company uses Gold and Tin out of the relevant 3TG minerals according to the specifications of the Rule in its OEM manufacturing processes and as such the relevant materials may be included in Heat Exchangers Cores and Air Conditioners manufactured by us. TAT's other activities have been excluded from the process since these activities involve repair and maintenance services, which are excluded from the Rule's requirements.

3. Reasonable Country of Origin Inquiry (RCOI)

Based on our product analysis, TAT has concluded in good faith that during the calendar year 2018, Gold and Tin, which are considered "Conflict Minerals" as per the Rule, can be found in our products and are necessary to their production and/or functionality.. Therefore, the products that we manufacture are subject to the reporting obligations of Rule 13p-1.  A list of suppliers that TAT Technologies purchased from during calendar year 2018, was issued using TAT's IT systems by the purchasing department manager. The total number of the suppliers in the list was 759 suppliers. The list was segmented according to the type of material or component the supplier provides such as: papers, rubber, plastic, metal, electronics, chemicals, accessories, etc. All of the supplier categories were excluded (a total of 741 suppliers) except for in the "Electronics" category. Of the "Electronics" suppliers, sixteen suppliers were excluded from the list of in scope suppliers as they provide TAT with parts or components that do not contain necessary Conflict Minerals, leaving two suppliers from this category that are relevant and were included in our list of in scope suppliers. TAT's finalized list of in scope suppliers included two suppliers, two from the "Electronics" category that provide components potentially containing the necessary Conflict Minerals. The cumulative number of questionnaires received was two.
The methods we used in order to determine the origin of Conflict Minerals in our products included:

•	Sending letters to our direct suppliers, explaining the Rule and referring the suppliers to online training materials and instructions;

•
Soliciting survey responses from relevant suppliers of components of our products, using the most recent version of the  standard Conflict Minerals Reporting Template ("CMRT") designed by the Responsible Minerals Initiative ("RMI"), formerly the Conflict Free Sourcing Initiative ("CFSI").;

•	Reviewing responses that we received from our suppliers and following up on inconsistent, incomplete, and inaccurate responses; and

•	Sending reminders to suppliers who did not respond to our requests for information.

Our supply chain is complex. There are multiple tiers between our company and the relevant smelters and refiners. Accordingly, we rely on our direct suppliers to provide information on the origin of the Conflict Minerals contained in components that are included in our products and that are necessary to their production or functionality. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard, i.e. the RMI's Responsible Mineral Assurance Process ("RMAP"), and continuing our outreach efforts, we hope to encourage transparency in our supply chain.

Despite having conducted a good faith reasonable country of origin inquiry, we are unable to determine the origin of all of the 3TG that is necessary to the production and/or functionality of our products.. Therefore we have performed the due diligence activities and detailed these efforts in this Conflict Minerals Report. It should be noted that there is a significant overlap between our RCOI and due diligence efforts.

4. Design of Due Diligence

Our due diligence processes and efforts have been developed and adjusted with reference to the OECD (2016) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, OECD Publishing and the related supplements for gold, tin, tantalum and tungsten ("3TG").

5. Due Diligence Performed

The due diligence measures we performed are presented below according to the five-step framework established by the OECD:

Step 1. Establish Strong Company Management Systems

Conflict Minerals Policy
Our policy is published on our company's website. As mentioned in our policy, TAT strives to only use 3TG minerals from smelters or refiners that have been audited and verified as conformant or active by the RMI's RMAP program, or equivalent programs as they become available. Our policy with respect to the sourcing of Conflict Minerals can be found at http://www.tat-technologies.com/Corporate-Governance-Documents.html .

Internal Team
The Company established a management system for complying with the applicable rules for complying with the Conflict Minerals regulation.. Our management system includes the development of a Conflict Minerals Task Force led by our Chief Financial Officer and a team of subject matter personnel from relevant functions in the Company such as, purchasing, and engineering.

Supplier Engagement
As part of our efforts to strengthen engagement with suppliers, we encourage and provide our suppliers with training and electronic instruction related to Conflict Minerals, including the CMRT, our Conflict Minerals policy, and FAQs from the U.S. Securities and Exchange Commission. In addition, suppliers that handle 3TG are expected to have their own responsible sourcing and supply chain due diligence programs for implementing their own Conflict Minerals policies..

Procurement Processes
TAT maintains its standard Terms and Conditions with suitable Conflict Minerals contractual language that requires our suppliers to comply with the Rule's reporting requirements.

Maintain Records
TAT maintains a due diligence compliance process, documentation and a record maintenance mechanism to ensure that relevant documentation is retained in a structured electronic database.

Grievance Mechanism
TAT maintains a grievance mechanism that is published as part of our Conflict Minerals Policy, referred to above. As thereby indicated, concerns and violations of the Conflict Minerals Policy can be reported to TAT's non-executive members or its subcommittees through our official grievance channels (at: hadars@tat-technologies.com).

Step 2. Identify and Assess Risks in the Supply Chain

In order to identify risks in our supply chain, we assessed three primary risk factors:

1.	The level of communication with the supplier;

2.	The degree of significance of the supplier to the company's business;

3.	The quality of the information received from the supplier in their CMRT, i.e. level of completeness, discrepancies in information and reported smelters or refiner’s country of origin data.

We reviewed the responses that we received and followed up on what we perceived to be inconsistent, incomplete, or inaccurate responses, as well as sent reminders to relevant suppliers who did not respond to our requests for information. As part of the risk assessment phase, we identified that out of the responses received, 100% of TAT's list of in scope suppliers and manufacturers have policies in place that address Conflict Minerals sourcing in the products provided to TAT.

We reviewed and analyzed the CMRTs received from our suppliers and compared the information provided therein with the Standard Smelter List of Compliant and Active Smelters from the RMI's RMAP, a list that aims to identify smelters or refiners that have systems in place to assure the responsible sourcing of 3TG materials.  We relied on suppliers' responses to provide us with information on the source of Conflict Minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

We have identified, to the best of our efforts, the smelters/refiners in the supply chain (Annex 1) and documented the country of origin information (Annex 2).

Step 3. Design and Implement a Strategy to Respond to Identified Risks

TAT continues to encourage suppliers who source from non-compliant smelters and refiners to move towards sourcing from compliant and active smelters or refiners within a reasonable timeframe. Our goal is not to eliminate sourcing from the DRC and the Covered Countries, but to encourage responsible sourcing from our suppliers of the necessary Conflict Minerals. Our management strategy includes: Follow-up processes (including e-mail communication and manual outreach) to escalate any identified issues associated with non-responsive suppliers or to clarify problematic responses; a review of in scope suppliers’ responses to track smelters or refiners in our supply chain that provide the Company with the necessary Conflict Minerals and have not received a conformant or active  designation from the RMAP or another independent third party validation program..

Our supply chain due diligence is a dynamic process that requires on-going risk monitoring. In order to ensure effective management of risks, we review the risk identification process occasionally and update the risk mitigation strategy accordingly. We are periodically report to the Audit Committee with respect to our due diligence process and compliance obligations.

Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices

The Company does not have a direct relationship with 3TG smelters or refiners, nor do we perform direct audits of the entities that provide 3TG in our supply chain. However, we do rely upon industry efforts (for example, the RMI) to influence smelters or refiners to undergo an audit and to achieve certification through the RMI's RMAP program, or other relevant independent third party audit programs.

Step 5. Report Annually on Supply Chain Due Diligence

In addition to this report, for further information about our supply chain Conflict Minerals policy, including our approach towards supply chain due diligence and our expectations of suppliers, please visit: http://www.tat-technologies.com/Press-Releases.html.

5. Results of Assessment

We conducted a supply-chain survey of the two suppliers we identified as potential providers of necessary Conflict Minerals for our products.

The overall response rate to this survey was 100% containing the names and locations of smelters or refiners (see Annex 1) and country of origin (see Annex 2) that process Conflict Minerals. We received two questionnaires. Both suppliers that responded reported that they require direct suppliers to be DRC conflict-free.

TAT has encountered difficulty in identifying entities downstream from TAT's products. Therefore, TAT relies on its direct suppliers to provide information on the source of Conflict Minerals contained in the components supplied to TAT that are necessary to the production and/or functionality of our products.

In addition, information gathered from TAT's suppliers is not collected on a continuous, real-time basis. Therefore, TAT can only provide reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals, since the information comes from direct and secondary suppliers and independent third party audit programs, such as the RMI.

Smelters or refiners verified as conflict free or in the audit process:

Tin	28 of 28 (100%)
Gold	8 of 8 (100%)
Total	36 of 36 (100%)

Status of identified smelters or refiners:

2018
Verified Conflict Free	36
Participating in an audit process	0
Not Active	0
Total	36

6. Continuous Improvement Efforts to Mitigate Risk

TAT will continue working with its global supply chain to ensure responsible sourcing and assure compliance with international regulations. As we continue to implement our due diligence program, we intend to take measures to continue to mitigate any possible risk that the necessary Conflict Minerals in our products could directly or indirectly fund or benefit armed groups in the DRC or adjoining countries.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which include, without limitation, statements regarding possible or assumed future operation results. These statements are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause our results to differ materially from management's current expectations. Actual results and performance can also be influenced by other risks that we face in running our operations including, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations, the change of control that will occur on the sale by the receiver of the Company’s shares held by our previously controlling stockholders, and other risks detailed from time to time in the Company's filings with the Securities Exchange Commission, including, its annual report on form 20-F and its periodic reports on form 6-K. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.

Annex 1- List of Smelter or Refiner Names in Supply Chain
Metal	Smelter Look-Up	Smelter Country
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Royal Canadian Mint	CANADA
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Metallo-Chimique N.V.	BELGIUM
Tin	PT Mitra Stania Prima	INDONESIA
Tin	Minsur	PERU
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Thaisarco	THAILAND
Tin	Alpha	UNITED STATES OF AMERICA
Tin	CV Gita Pesona	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Operaciones Metalurgical S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA

Annex 2- Countries of Origin*
Gold	Tin
UNITED STATES OF AMERICA	INDONESIA
CHINA	MALAYSIA
SWITZERLAND	BRAZIL
CANADA	BELGIUM
BELGIUM	PERU
BOLIVIA (PLURINATIONAL STATE OF)
THAILAND
UNITED STATES OF AMERICA
POLAND
CHINA
JAPAN

*As SORs did not provide information on Location of Mine in their CMRTs, and the company was not able to establish from the SORs sourcing information on their Conflict Minerals, it has indicated in the COO the closest indication provided as to the source of Conflict Minerals, i.e. the Smelter Country as reported in the suppliers' CMRT.